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Exhibit (a)(1)(D)

OFFER TO PURCHASE FOR CASH
All Outstanding Shares of Common Stock

of

SMART & FINAL STORES, INC.

at
$6.50 PER SHARE, NET IN CASH
Pursuant to the Offer to Purchase dated May 14, 2019
by
FIRST STREET MERGER SUB, INC.
a wholly owned subsidiary of

FIRST STREET PARENT, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M. NEW YORK CITY TIME ON JUNE 17, 2019, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

May 14, 2019

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        We have been engaged by First Street Merger Sub, Inc., a Delaware corporation (the "Offeror") and a wholly owned subsidiary of First Street Parent, Inc., a Delaware corporation ("Parent"), to act as information agent ("Information Agent") in connection with the Offeror's offer to purchase all of the issued and outstanding shares of common stock, par value $0.001 per share (the "Shares"), of Smart & Final Stores, Inc., a Delaware corporation ("Smart & Final"), at a purchase price of $6.50 per Share, net to the holders thereof, payable in cash, without interest and less any applicable tax withholding, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated May 14, 2019 (the "Offer to Purchase"), and in the related Letter of Transmittal (the "Letter of Transmittal" which, together with the Offer to Purchase, as each may be amended or supplemented from time to time as permitted under the Merger Agreement described below, collectively constitute the "Offer"). Parent and the Offeror are controlled by certain equity funds managed by Apollo Management IX, L.P. Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

        THE BOARD OF DIRECTORS OF SMART & FINAL (THE "SMART & FINAL BOARD") RECOMMENDS THAT STOCKHOLDERS TENDER ALL OF THEIR SHARES INTO THE OFFER.

        The Offer is not subject to any financing condition. The Offer is subject to the conditions described in Section 13—"Conditions of the Offer" of the Offer to Purchase.

        For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

  1.
  the Offer to Purchase, dated May 14, 2019;

  2.
  the Letter of Transmittal to be used by stockholders of Smart & Final in accepting the Offer and tendering Shares, including an Internal Revenue Service Form W-9;

  3.
  the Notice of Guaranteed Delivery to be used to accept the Offer if Shares to be tendered and/or all other required documents cannot be delivered to Equiniti Trust Company (the "Depositary and Paying Agent") by the expiration of the Offer or if the procedure for book-entry transfer cannot be completed by the expiration of the Offer;

  4.
  Smart & Final's Solicitation/Recommendation Statement on Schedule 14D-9;

  5.
  the form of letter that may be sent to your clients for whose accounts you hold Shares in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer; and

  6.
  the return envelope addressed to the Depositary and Paying Agent for your use only.

        Your prompt action is requested. We urge you to contact your clients as promptly as possible. Please note that the Offer will expire at 5:00 p.m. New York City Time on June 17, 2019, unless the Offer is extended or earlier terminated. Previously tendered Shares may be withdrawn at any time until the Offer has expired; and, if not previously accepted for payment at any time, after July 13, 2019, pursuant to Securities and Exchange Commission regulations.

        The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of April 16, 2019, by and among Smart & Final, Parent and the Offeror (as it may be amended from time to time, the "Merger Agreement"), pursuant to which, after completion of the Offer and the satisfaction or waiver of certain conditions set forth therein, the Offeror has agreed to merge with and into Smart & Final, with Smart & Final surviving as a wholly owned subsidiary of Parent (the "Merger").

        The Smart & Final Board has unanimously (a) determined that the Offer, the Merger and the other transactions contemplated by the Merger Agreement (collectively, the "Transactions") are advisable, and fair to and in the best interests of Smart & Final and its stockholders, (b) declared that it was advisable for Smart & Final to enter into the Merger Agreement, (c) approved the execution, delivery and performance by Smart & Final of the Merger Agreement and the consummation of the Transactions, (d) agreed that the Merger should be effected pursuant to Section 251(h) of the Delaware General Corporation Law and (e) resolved to recommend that Smart & Final's stockholders accept the Offer and tender their Shares in the Offer.

        For Shares to be validly tendered pursuant to the Offer, (a) the share certificates or confirmation of receipt of such Shares under the procedure for book-entry transfer, together with a properly completed and duly executed Letter of Transmittal, including any required medallion signature guarantees, or an "Agent's Message" (as defined in Section 3—"Procedures for Tendering Shares" of the Offer to Purchase) in the case of book-entry transfer, and any other documents required in the Letter of Transmittal, must be timely received by the Depositary and Paying Agent or (b) the tendering stockholder must comply with the guaranteed delivery procedures, all in accordance with the Offer to Purchase, the Letter of Transmittal and Notice of Guaranteed Delivery.

        Neither Parent nor the Offeror will pay any fees or commissions to any broker or dealer or other person (other than the Information Agent and the Depositary and Paying Agent, as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Offeror will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. The Offeror will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

        The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities, "blue sky" or other laws of such jurisdiction.

        The Offeror will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary and Paying Agent and the Information Agent as described in the Offer to Purchase) for soliciting tenders of Smart & Final Shares pursuant to the Offer. The Offeror will pay all stock transfer taxes applicable to its purchase of Smart & Final Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

        Questions and requests for assistance or for additional copies of the enclosed materials may be directed to the Information Agent, at the address and telephone number set forth in the Offer to Purchase. Additional copies of the enclosed materials will be furnished at the Offeror's expense.

Very truly yours,

Okapi Partners LLC

        NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY PERSON THE AGENT OF PARENT, THE OFFEROR, SMART & FINAL, THE INFORMATION AGENT, THE DEPOSITARY AND PAYING AGENT, OR ANY OF THEIR AFFILIATES, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT OR REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

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  Exhibit (a)(1)(D)